                                                                Exhibit (h)(xii)


                          RULE 22C-2 SERVICES AGREEMENT

         AGREEMENT effective as of [date], 2006 (the "Effective Date") between Performance Funds (the "Company"), and [BISYS Fund Services Ohio, Inc. or BISYS Fund Services, Inc., as applicable] ("BISYS").

         WHEREAS, the Company is a registered investment management company and is subject to the requirements of Rule 22c-2 (the "Rule") under the Investment Company Act of 1940 (the "1940 Act");

         WHEREAS, BISYS performs certain services for the Company and its series (the "Funds") pursuant to a [Transfer Agency or Master Services, as applicable] Agreement between BISYS and the Company (the "Primary Agreement");

         WHEREAS, the Company desires that BISYS assist the Company in complying with the Rule, and BISYS is willing to provide such assistance on the terms and conditions set forth in this Agreement; and

         NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and BISYS hereby agree as follows:

         1. Services.
            --------

         BISYS will provide to the Company the services (the "Services") set forth on Schedule 1 to this Agreement. BISYS may use one or more third parties to perform some or all of its obligations under this Agreement. BISYS shall be fully responsible for the acts of such third parties and shall not be relieved of any of its responsibilities under this Agreement by virtue of the use of such third parties; provided, however, that BISYS shall have no responsibility or liability for any third party software or services utilized in connection with any trade monitoring services as described in Schedule 3 to this Agreement. The provision of the Services is subject to the additional terms and conditions set forth on Schedule 3 to this Agreement. BISYS shall have no obligation to commence the Services earlier than the applicable dates required by the Rule (as it may be amended).

         2. Fees and Expenses.
            -----------------

         In consideration of BISYS' provision of the Services, the Company will pay to BISYS the fees set forth on Schedule 2 to this Agreement. In addition, the Company will reimburse BISYS for all of its out-of-pocket expenses incurred in providing the Services, including without limitation mailing and telecommunications expenses and fees imposed by third parties such as DTCC and the NSCC. Such fees and expense reimbursements will be in addition to all fees and expenses payable to BISYS under the Primary Agreement. All rights of compensation under this Agreement for services performed and for expense reimbursements will survive the termination of this Agreement.

         3. Information and Documents.
            -------------------------

         (a) Company Information and Documents. In order for BISYS to perform the Services, the Company will provide to BISYS promptly after the Effective Date the following information and documents. During the term of this Agreement, the Company will also promptly provide to BISYS all updates to such information and documents, and such other information and documents as may be necessary or appropriate for BISYS to provide the Services:

                  (i) a copy of the resolutions of the Company's Board of [Directors or Trustees, as applicable] (the "Board") evidencing: (a) approval of this Agreement and authorization of a specified officer of the Company to execute and deliver this Agreement and authorization for specified officers of the Company to instruct BISYS under this Agreement; and (b) authorization of BISYS to act as transaction compliance agent for the Company;

                  (ii) a certified list of all officers of the Company, with the Company's AML Compliance Officer and Chief Compliance Officer included, and any other persons (who may be associated with the Company or its investment advisor) that are authorized to instruct BISYS in all matters with respect to the Services, together with specimen signatures of such officers and such other persons;

                  (iii) two copies (in hard copy and electronic (soft copy) reproducible forms) of each of the Company's prospectus and statement of additional information, and all other forms of documents commonly used by the Company or its distributor with regard to their relationships and transactions with shareholders of the Funds (the "Company Documents");

                  (iv) two copies (in hard copy and electronic (soft copy) reproduceable forms) of the Company's and each Fund's written trading limitation and redemption fee policies, including any related policies and procedures and rules (the "Company Policies");



                  (v) a copy of all agreements between the Company's financial intermediaries, dealers and selling group members (collectively, "Intermediaries") and the Company and/or the Company's distributor;

                  (vi) a list of all accounts exempted from the Company Policies; and

                  (vii) such other information and documents as may be set forth on a Schedule to this Agreement or as may be requested by BISYS from time to time.

         (b) BISYS Information and Documents. BISYS will provide to the Company promptly after the Company's request the following information and documents. During the term of this Agreement, BISYS will also promptly provide to the Company all updates to such information and documents, and such other information and documents as may be necessary or appropriate for the Company to evaluate BISYS' provision of the Services:

                  (i) approval of this Agreement by BISYS, and authorization of a specified officer of BISYS to execute and deliver this Agreement;

                  (ii) authorization of BISYS to act as transaction compliance agent for the Company; and

                  (iii) the current version of BISYS' written compliance procedures with respect to its provision of transaction compliance services.

         4. Term and Termination.
            --------------------

         (a) This Agreement will continue in effect for one year from the Effective Date, unless earlier terminated pursuant to the terms of this Agreement. Thereafter, unless otherwise terminated as provided in this Agreement, this Agreement shall automatically renew for successive one year periods. This Agreement may be terminated (i) by either party providing a written termination notice to the other at least 90 days before the end of the initial term or any renewal term, such notice to be effective at the end of such initial term or renewal term; (ii) by mutual agreement of the parties, (iii) for "cause," as defined in the Primary Agreement; or (iv) by BISYS immediately in the event that the Company breaches any provision of Schedule 3 to this Agreement.

         (b) Notwithstanding anything in this Agreement to the contrary, all of the obligations of BISYS under this Agreement will terminate automatically upon any termination of the Primary Agreement.

         5. Notices.
            -------

         Any notice provided under this Agreement will be sent in accordance with the Primary Agreement.

         6. Relationship to Primary Agreement.
            ---------------------------------

         Except as expressly provided in this Agreement, the terms of the Primary Agreement will apply to the Services and the general provisions thereof will be used on a residual basis to govern any issues arising under this Agreement that are not addressed by the express terms of this Agreement. Except as expressly set forth in this Agreement, the provisions of the Primary Agreement remain unchanged and in full force and effect.

         7. Miscellaneous.
            -------------

         (a) The provisions set forth in this Agreement supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Primary Agreement.

         (b) No amendment or modification to this Agreement will be valid unless made in writing and executed by both parties hereto.

         (c) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

         (d) This Agreement may be executed in counterparts, each of which will be an original but all of which, taken together, will constitute one and the same agreement.

         (e) The provisions of Section 5, and 8 of this Agreement and the additional terms and conditions set forth in Schedule 3 to this Agreement shall survive the termination or expiration of this Agreement.

                                    * * * * *

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

[Company Name]


By:
    ----------------------------------------
Name:
Title:



[BISYS Fund Services Ohio, Inc. or BISYS Fund Services, Inc., as applicable]


By:
    ----------------------------------------
Name:  Fred Naddaff
Title: President

                                   SCHEDULE 1

                                    SERVICES

BISYS will provide the following services to the Company:

1. Shareholder Information Agreement Service: Mail, negotiate, maintain and track shareholder information agreements (the "Shareholder Information Agreements") that the Company's transfer agent, distributor or other appropriate party shall enter into with Intermediaries, which agreements will be based on the standard Investment Company Institute form with such modification as the Company and BISYS mutually agree (the "Approved Form"); and provide monthly reporting to the Company, the Board and the Company's Chief Compliance Officer ("CCO") with respect to the status of each Shareholder Information Agreement. The Company hereby authorizes its transfer agent, distributor or other appropriate party to enter into the Shareholder Information Agreements in order for the Company to obtain transaction information from Intermediaries.

2. System protocols: Establish system protocols with Intermediaries to transmit transaction data (which transaction data is intended to meet the requirements of the Rule) to BISYS or its designee on behalf of the Company. This data may include Tax Identification Number of shareholders that purchased, redeemed, transferred, or exchanged shares held through an account with the Intermediary, and the amount and dates of such shareholder purchases, redemptions, transfers, and exchanges.

3. Trade monitoring services: Through using a proprietary system (including such other proprietary systems as may be utilized by BISYS from time to time, for purposes of this Schedule 1 only, the "Licensed System") licensed by BISYS from SunGard Institutional Brokerage, Inc. (including such other providers of a proprietary system utilized by BISYS from time to time, "STN") pursuant to an agreement (including such other agreements as BISYS may enter into for a proprietary system utilized by BISYS from time to time, the "STN Agreement") between BISYS and STN, monitor the Funds' shareholders' trading activity periodically for adherence with the Funds' trading limitation policy and provide monthly reporting to the Company, the Board and the Company's Chief Compliance Officer ("CCO") with respect to frequent trading activity, as defined in the Funds' policy. The reporting to be provided by BISYS will include trade exception volumes (direct and Intermediary), correspondence volumes (direct and Intermediary), redemption fees applied (if applicable), redemption fees waived (if applicable), and Fund waivers of trade exceptions.

     In order for BISYS to perform such trade monitoring services, the Company will provide to BISYS promptly after the Effective Date: (i) authorization for BISYS to use the Licensed System to provide trade monitoring services (although such authorization shall not preclude BISYS from using an alternate service provider in BISYS' sole discretion), (ii) authorization for BISYS or its designee to receive transaction information from Intermediaries for any underlying accounts of omnibus accounts held on the Fund's shareholder record keeping system,
     (iii) a list of all known omnibus accounts maintained with respect to the Funds, (iv) authorization for BISYS to provide information and data about the Company (including, without limitation, the Company Documents and the Company Policies), its Funds and their shareholders to BISYS' service providers, including the provider of the Licensed System, in connection with the provision of Services hereunder and as required in connection with the use of the Licensed System, (v) authorization for BISYS and STN (or such other provider of the Licensed System), acting individually, to act as attorney in fact for the Company to obtain data from Intermediaries and to give instructions relating to the delivery of data (including manner), and
     (vi) copies of all shareholder information agreements between Intermediaries and the Company, its distributor, or any party acting on the Company's behalf. The Company shall give BISYS advance written notice of any modification or termination of any Shareholder Information Agreement or any new agreements entered into with Intermediaries, and the terms thereof.

4. Redemption fee oversight: For accounts held on BISYS' transfer agent shareholder recordkeeping system, monitor redemption fee application by Fund; monitor the payment of such redemption fees; track and report Fund waivers of such redemption fees when circumstances suggest an Intermediary is not assessing redemption fees or that abusive market timing is occurring; follow-up with Intermediaries on the imposition and collection of such redemption fees on behalf of the Fund; and provide monthly reporting to the Company, the Board and the CCO.

5. Exception management: Communicate and follow-up with Intermediaries and Fund officers or designees on any identified exceptions to Funds' policies. Actions could include requesting that the Intermediary provide more information on trading practices of an account owner, restricting or prohibiting further purchases or exchanges by a specific shareholder who has engaged in trading that violates a Fund's market timing policies, or coordinating with a Fund and the distributor the termination of a selling group agreement.

                                   SCHEDULE 2

                                      FEES

SHAREHOLDER INFORMATION AGREEMENT SERVICE FEES:
-----------------------------------------------

     o Shareholder Information Agreements using the Approved Form with no changes or negotiation: $250 per Shareholder Information Agreement.

     o Shareholder Information Agreements that require any changes or negotiation with respect to the Approved Form: a fee equal to: (a) the fees charged by a professional firm selected by BISYS (based on a per-person hourly rate that will not exceed $350 per person per hour), plus (b) 20% of such fees. In addition, the Company will reimburse BISYS for any out-of-pocket expenses (such as photocopies, courier, meals, transportation, etc.) charged by such professional firm.

Additional reporting requested by the Company with respect to the status of each Shareholder Information Agreement is available for an additional fee.

ONE-TIME TRANSACTION COMPLIANCE SERVICE IMPLEMENTATION FEE:   $[     ]
----------------------------------------------------------

ONGOING TRANSACTION COMPLIANCE SERVICE FEES:
--------------------------------------------


Monthly Base Fees:
-----------------

     o   1 to 15 CUSIPs:                                  $2,200 up to 750,000 transactions stored

     o   16 to 30 CUSIPs:                                 $2,500 up to 1.5 million transactions stored

     o   In excess of 30 CUSIPs:                          $2,700 up to 2.5 million transactions stored

Additional Transaction Storage Fee:
---------------------------------- -

     If transactions stored exceed
     allowance set forth above:                           $250 per month per every 1 million transactions
                                                          stored in excess of applicable allowance

Per-Transaction Fees
--------------------
(calculated monthly based on transactions during the month):

     o        0 to 1,500 transactions:                    No charge

     o        1,501 to 15,000 transactions:               $0.75 per transaction

     o        15,001 to 40,000 transactions:              $0.25 per transaction

     o        In excess of 40,000 transactions:           $0.05 per transaction

Additional reporting requested by the Company with respect to the transaction compliance service is available for an additional fee.

The fees set forth above will be payable monthly. These fees do not include any fees or charges assessed by Intermediaries, registered clearing agencies, or other third parties related to the request for and/or transmission of data, all of which fees and charges will be payable by the Company.

Commencing on the one-year anniversary of the Effective Date, BISYS may annually increase the fees set forth above by up to an amount equal to the greater of:
(a) the most recent annual percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled "All Services Less Rent of Shelter" or a similar index should such index no longer be published, and (b) 10%.

In addition, BISYS may increase the fees set forth above in the event that changes in the Rule result in increases in BISYS' cost of providing the Services (such as increases in the cost of utilizing the Licensed System). BISYS shall give the Company a minimum of 30 days' advance written notice before any such increase shall become effective.

                                   SCHEDULE 3

                         ADDITIONAL TERMS AND CONDITIONS

         Capitalized terms used in this Schedule 3 not otherwise defined below shall have the meanings given to them in this Agreement. For purposes of this
Schedule 3, the following terms shall have the meanings given:

         "Affiliate," whether capitalized or not, shall mean, with respect to a specified person, any person which directly or indirectly controls, is controlled by, or is under common control with the specified person as of the date of this Agreement, for as long as such relationship remains in effect.

         "Application(s)" shall mean the data warehousing, analytics, and administrative tools that are part of the proprietary technology solution developed by STN to assist mutual funds, their boards of directors and their principal underwriters to satisfy the Rule 22c-2 Requirements.

          "BISYS Material" shall mean the designs, plans specifications, Shareholder Data provided to STN by BISYS, Fund Data and other materials, and any other data provided to STN pursuant to the STN Agreement or this Agreement, by, or on behalf of, BISYS, but specifically excluding Shareholder Data provided to STN by Funds or Intermediaries.

         "Confidential Information" shall mean all business information disclosed by one party to the other in connection with this Agreement unless it is or later becomes (i) publicly available through no fault of the other party,
(ii) rightfully, independently developed, or (iii) obtained by the other party from independent sources free from any duty of confidentiality. Without limiting the generality of the foregoing, Confidential Information shall include BISYS Material, Shareholder Data, Fund Data and reports generated using the Shareholder Data or Fund Data and the details of the Company's and BISYS' business and computer operations and shall also include Proprietary Items. Confidential Information shall include the pricing and specific terms of this Agreement, other than those terms, conditions, restrictions and limitations that BISYS customers are generally subject to and which BISYS may disclose to its customers. Confidential Information shall not include the fact that this Agreement has been signed and the types of services that it will be provided pursuant to this Agreement.

         "Copy" whether capitalized or not, shall mean any paper, disk, tape, film, memory device, or other material or object on or in which any words, object code, source code or other symbols are written, recorded or encoded, whether permanent or transitory.

         "Documentation" shall mean the description of the Applications set forth in Exhibit A to the STN Agreement and the user guides and manuals for the Applications that STN makes generally available to Application users. In the event of a conflict between Exhibit A and the Application manuals, the Application manuals shall control.

         "Fund Data" shall mean the data and information provided by the Funds, or BISYS on behalf of the Funds pursuant to this Agreement, in connection with the processing to be performed using the Licensed System, including, without limitation, information concerning the policies established under the Rule for the purpose of eliminating or reducing any dilution of the value of the outstanding securities issued by such Fund, such as the Company Policies and the Company Documents.

         "Licensed System" shall mean, for purposes of this Schedule 3 only: (a) the Applications and the Documentation, whenever the context requires that STN is the provider of the Licensed System utilized by BISYS in connection with the provision of trade monitoring services hereunder, and (b) shall mean such other proprietary system utilized by BISYS in connection with the provision of trade monitoring services provided hereunder.

         "Person," whether capitalized or not, means any individual, sole proprietorship, joint venture, partnership, corporation, company, firm, bank, association, cooperative, trust, estate, government, governmental agency, regulatory authority, or other entity of any nature.

         "Proprietary Items" shall mean, collectively, the Licensed System, the object code and the source code for the Licensed System, interfaces, the visual expressions, screen formats, report formats and other design features of the Licensed System, all ideas, methods, algorithms, business processes, formulae and concepts used in developing and/or incorporated into the Licensed System, all future modifications, revisions, updates, releases, refinements, improvements and enhancements of the Licensed System, all adaptations or derivative works (as such term is used in the U.S. copyright laws) based upon any of the foregoing, and all copies of the foregoing (including any of the above items provided or developed by BISYS, which shall be deemed part of the "Licensed System" for license purposes, but for which STN has no intellectual property indemnity obligations to BISYS).

          "Rule 22c-2 Requirements" shall mean the requirements imposed by the Rule on mutual funds, their boards of directors, and their principal underwriters with respect to the imposition of redemption fees, the collection of information from financial intermediaries, and recordkeeping relating thereto.

         "Shareholder" shall mean a shareholder in the Funds, as defined in the Rule.

         "Shareholder Data" shall mean the data with respect to shareholders in a Fund that is delivered to STN for access by BISYS and the Company pursuant to the terms of this Agreement or the STN Agreement, by either an Intermediary as required, pursuant to the Rule or applicable agreement, or by BISYS.

         "Software," whether capitalized or not, shall mean computer software in human readable form that is not suitable for machine execution without intervening interpretation or compilation.

         "SRO" shall mean any national securities exchange or national securities association.

          "Third Party Provider" shall mean any third party that provides data or services to BISYS in connection with the Licensed System, including, without limitation, any Intermediary providing data for the Applications.


         1. RIGHT TO ACCESS AND USE. BISYS grants the Company, subject to the terms and conditions of this Agreement, a non-exclusive, non-transferable, limited-scope, right to view the reports generated by Applications, during the term of this Agreement. The Company acknowledges and agrees that the Licensed System provided by BISYS is subject to the terms and conditions set forth in this Agreement.

         2. LIMITED USE. The Company may use the reports and other information generated by the Licensed System as provided by BISYS pursuant to this Agreement, only in the ordinary course of its business operations and for its own business purposes in order to help comply with the Rule and other trading restriction rules established by the Company.

         3. THIRD PARTY SOFTWARE AND SERVICES. The Company acknowledges that, in connection with its utilization of the Licensed System (to the extent permitted by this Agreement), BISYS may make available to the Company certain third party software and/or services, which shall be deemed part of the Licensed System. The Company's use of the third party software and/or services shall be subject to the terms and conditions of this Agreement and any other terms and conditions to which the Company may agree in writing, or which are standard in the industry and accepted industry-wide (and generally available to the public via industry press), such as NSCC terms and conditions, and which have not been rejected by the Company upon written notice to BISYS. Notwithstanding the above, the Company acknowledges that BISYS and STN shall have no liability for, nor do they warrant the integrity of, third party software or services, but that BISYS' only obligation to the Company with respect to third party software or services is to notify STN of any known error or defect, and that STN's only obligation to BISYS with respect to the third party software and services (other than Delta Data where STN has agreed to be liable for and to warrant Delta Data's software and services to the same extent as STN is liable for and warrants its owns software) is to induce the Third Party Provider to cure any known error or defect in the third party software or services.

         4. SHAREHOLDER DATA. The Company hereby acknowledges that Intermediaries, and not STN or BISYS (except to the extent available to BISYS as transfer agent to the Company), provide the Shareholder Data and that the Company's access to the Shareholder Data through BISYS' and the Company's use of the Licensed System is dependent upon delivery of the Shareholder Data by such Intermediaries. The Company also acknowledges that Intermediaries may supplement, modify or remove the Shareholder Data or discontinue availability of Shareholder Data, in which case STN and

BISYS shall not be held responsible for such supplementation, modification, removal or discontinuance. The Company agrees that it will be bound to those terms and conditions imposed by Intermediaries to which the Company or BISYS has agreed in writing.

         5. COMPLIANCE WITH LAWS. Neither party nor STN shall have any liability for the other party's failure to comply with any or all laws applicable to such other party or to obtain any necessary consents from any person, including, without limitation, any failure by BISYS or STN to obtain all necessary consents from Intermediaries, regarding the collection, use and distribution to BISYS or STN of the Shareholder Data for the purposes set forth herein.

         6. DATABASE. The Company hereby authorizes BISYS and STN to maintain a database of all Fund Data on the Licensed System ("Database"). The Database will also contain Shareholder Data. Some Shareholder Data will be provided by BISYS (as transfer agent for the Funds and pursuant to this Agreement) and some will be provided by third parties under contract with STN. To the extent that Shareholder Data is provided by BISYS, the Company hereby authorizes BISYS and STN to maintain such Shareholder Data on the Database. STN and BISYS shall have a limited, non-transferable, license to use the Fund Data and Shareholder Data as described herein. The Company acknowledges that BISYS and STN shall have the right to (i) use the Database for the purposes of performing its obligations under this Agreement and the STN Agreement, (ii) use the Database in a lawful manner to aggregate data for the purpose of analyzing the effectiveness of the Licensed System and to enhance such effectiveness, (iii) use the Database in a lawful manner to aggregate data for the purpose of creating statistical analyses and reports and lawfully distributing information, in aggregated format, contained in or derived from the Database to any Persons provided that in each of the foregoing uses of (ii) and (iii) above, the transaction specific data and the identities of BISYS, the Company and the Shareholders for each specific transaction are not disclosed, and that the published version of such data is not presented in a way that would enable viewers to identify a particular Fund or Shareholder through unique characteristics such as size, geography or unusual Fund rule. BISYS may also use such information for its own lawful, internal business purposes including fulfilling its obligations under this Agreement, subject to its obligations to maintain the confidentiality of such information. If the Company requests a copy of all Shareholder Data in the Database relating to the Company, or if the Company requests a copy of the Fund Data for the Company, BISYS will request that STN fulfill the request within five (5) business days, with the understanding that the size and complexity of the request may affect actual turnaround time. Notwithstanding anything to the contrary in this Agreement, (i) STN has disclaimed any ownership rights in the Shareholder Data and the Fund Data, and (ii) the entity that authorizes the subject Shareholder Data and/or Fund Data to be used for purposes of the STN Agreement is the entity that can revoke or modify that authority.

         7. RIGHT TO PERFORM SERVICES; NO INFRINGEMENT.

              (a) BISYS warrants to the Company that BISYS has been authorized by STN to grant the Company the limited right under this Agreement to use the reports generated by the Licensed System provided by BISYS to the Company, as permitted under this Agreement, and that STN has warranted to BISYS that the format of such reports when properly used for the purpose and in the manner specifically authorized by this Agreement, does not infringe in any material respect upon any United States patent, trade mark, service mark or copyright rights, or any trade secret, or other proprietary rights of any person. The Company acknowledges that STN has no obligation to defend, indemnify or hold the Company harmless from and against any and all liabilities, damages, awards, settlements, losses, claim and expenses, including reasonable attorney fees and expenses and costs of investigation (collectively, "Damages") to the extent attributable to a violation of the foregoing warranty, however, BISYS may share with the Company any amounts finally awarded by a court or agreed to in settlement by BISYS that are intended to reimburse BISYS and/or the Company for its Damages as a results of a violation of the foregoing warranty. BISYS shall have no liability or obligation under this Section unless the Company gives written notice to BISYS within ten (10) days (provided that later notice shall relieve BISYS of its liability and obligations under this Section only to the extent that SunGard or BISYS is prejudiced by such later notice) after any applicable infringement claim, action or proceeding is initiated against the Company and shall allow BISYS or STN, if STN so desires, at STN's sole option, to have sole control of the defense and all settlement discussions regarding the claim, action or proceeding; provided, however, that the Company may, at its option and expense, participate and appear with BISYS or STN, as the case may be, in such claim, action or proceeding. BISYS or STN, as applicable, in defending any such claim, action or proceeding, except with the written consent of the Company, shall not consent to entry of any judgment or enter into any settlement which (i) does not include, as an unconditional term, the grant by the claimant to the Company a release of all liabilities (and does not impose any responsibility or obligation upon the Company with the exception of actions required to cure any infringement, the cost of which if any, shall not be borne by the Company) in respect to such claim, action or proceeding; or (ii) otherwise adversely affects the rights of the Company. If a settlement obligates the Company to pay additional fees as a condition of continuing to use the reports generated by the Licensed System, and BISYS does not agree to pay such additional fees, the Company shall have the right, within thirty (30) days after receiving notice of such increase, to terminate this Agreement without penalty.

              (b) If any applicable infringement claim, proceeding or action is initiated, or in BISYS' or STN's sole opinion is likely to be initiated, then either BISYS or STN shall have the option, at its expense, to:

                   (i) modify or replace all or the infringing part of the Licensed System so that it is no longer infringing, provided that the Licensed System's functionality, form, fit, or quality does not change in any material adverse respect; or

                   (ii) procure the right to continue using or providing the infringing part of the Licensed System; or

                   (iii) obtain a stay, discharge or dismissal of any claim or injunction; or

                   (iv) remove all or the infringing part of the Licensed System and, to the extent applicable, refund to the Company the corresponding portion of any monthly fee paid in advance, in which case this Agreement shall terminate with respect to the affected parts of the Licensed System and the Services affected thereby.

              (c) This Section states BISYS' and STN's sole responsibilities and the Company's sole remedies for claims arising under or out of any breach of intellectual property rights in the Licensed System by BISYS or STN .

         8. EXCLUSION FOR UNAUTHORIZED ACTIONS. BISYS and STN each shall have no liability under any provision of this Agreement with respect to any performance problem, warranty, claim of infringement or other matter to the extent attributable to (i) any unauthorized or improper use, alteration, addition or modification of the Licensed System, or (ii) any breach of this Agreement by the Company.

         9. APPLICATION OF DATA. Except to the extent that the results are inaccurate due to STN's or BISYS' gross negligence, willful misconduct or bad faith, BISYS and STN each shall have no liability for any loss or damage resulting from any application of the results obtained from the use of the Licensed System or any other services provided by STN and/or BISYS to the Company, or from any unintended or unforeseen results obtained from the use of the Licensed System or of any other services provided under this Agreement.

         10. DISCLAIMER. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NEITHER BISYS NOR STN MAKES ANY REPRESENTATIONS OR WARRANTIES, ORAL OR WRITTEN, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, REGARDING THE LICENSED SYSTEM OR COMPUTER HARDWARE OR ANY OTHER MATTER PERTAINING TO THIS AGREEMENT. NEITHER STN NOR BISYS REPRESENTS OR WARRANTS THAT THE SERVICES OR USE OF THE LICENSED SYSTEM BY BISYS OR COMPANY GUARANTEES COMPLIANCE WITH THE RULE OR ANY OTHER FEDERAL, STATE, LOCAL OR SRO LAW OR REGULATION. NEITHER STN NOR BISYS ASSUMES ANY RESPONSIBILITY FOR ANY ASPECT OF LEGAL AND REGULATORY COMPLIANCE BY OR ON BEHALF OF COMPANY, NOR SHALL COMPANY REPRESENT OTHERWISE TO ANY PERSON. THE COMPANY REMAINS RESPONSIBLE FOR COMPLIANCE WITH THE RULE.

         11. LIMITATIONS. (a) THE COMPANY AGREES THAT EXCEPT FOR STN'S RESPONSIBILITY TO BISYS FOR A THIRD PARTY CLAIM UNDER SECTION 6.3 OF THE STN AGREEMENT (A CLAIM WITH RESPECT TO INFRINGEMENT BY THE LICENSED SYSTEM), STN'S MAXIMUM AGGREGATE TOTAL LIABILITY TO BISYS AND ANY CUSTOMER OR CLIENT OF BISYS,

INCLUDING COMPANY, UNDER THIS AGREEMENT AND/OR THE STN AGREEMENT SHALL UNDER NO CIRCUMSTANCES EXCEED THE TOTAL AMOUNT OF THE MONTHLY FEES PAID TO STN BY BISYS FOR ALL BISYS CUSTOMERS IN THE AGGREGATE FOR THE FIRST SIX MONTHS OF THE STN AGREEMENT.

(b) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL THE LIABILITY OF BISYS, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS EXCEED IN THE AGGREGATE THE AMOUNT OF FEES PAID TO BISYS BY THE COMPANY, EXCLUDING FEES CHARGED BY PROFESSIONAL FIRMS FOR NEGOTIATION OF SHAREHOLDER INFORMATION AGREEMENTS AS SET FORTH ON
SCHEDULE 2 TO THIS AGREEMENT, WITH RESPECT TO THE SERVICES DURING THE 6 MONTHS IMMEDIATELY PRECEDING THE DATE ON WHICH THE FIRST CLAIM FOR DAMAGES IS ASSERTED AGAINST BISYS.

         12. CONSEQUENTIAL DAMAGE EXCLUSION. UNDER NO CIRCUMSTANCES ARISING FROM THIS AGREEMENT, THE STN AGREEMENT OR ANY OTHER AGREEMENT BETWEEN BISYS AND THE PROVIDER OF THE LICENSED SYSTEM SHALL BISYS OR STN AND THEIR AFFILIATES, OR ANY THIRD PARTY PROVIDERS (EXCLUDING INTERMEDIARIES) BE LIABLE TO COMPANY OR ANY OTHER PERSON FOR LOST REVENUES, LOST PROFITS, LOSS OF BUSINESS, OR ANY INCIDENTAL, INDIRECT, EXEMPLARY, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES OF ANY KIND, INCLUDING SUCH DAMAGES ARISING FROM ANY BREACH OF THIS AGREEMENT OR TERMINATION OF THIS AGREEMENT, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING WITHOUT LIMITATION, NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE AND WHETHER OR NOT FORESEEABLE, EVEN IF BISYS OR STN (OR THEIR AFFILIATE OR A THIRD PARTY PROVIDER (EXCLUDING INTERMEDIARIES), AS THE CASE MAY BE) HAS BEEN ADVISED OF OR WAS AWARE OF THE POSSIBILITY OF SUCH LOSS OR DAMAGES.

         13. DATA EXCLUSION. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, UNDER NO CIRCUMSTANCES ARISING FROM THIS AGREEMENT, THE STN AGREEMENT OR ANY OTHER AGREEMENT BETWEEN BISYS AND THE PROVIDER OF THE LICENSED SYSTEM SHALL BISYS OR STN OR THEIR AFFILIATES, OR ANY THIRD PARTY PROVIDERS (EXCLUDING INTERMEDIARIES), BE LIABLE FOR TRUTH, ACCURACY, SEQUENCE, TIMELINESS OR COMPLETENESS OF FUND DATA, SHAREHOLDER DATA OR ANY OTHER INFORMATION (INCLUDING SERVICES PROVIDED BY THIRD PARTY PROVIDERS) PROVIDED BY OR PROCESSED BY THE LICENSED SYSTEM, FOR ANY INCONVENIENCE CAUSED BY THE DISCONTINUANCE OF SERVICES OR DATA BY A THIRD PARTY PROVIDER (INCLUDING DATA PROVIDED BY AN INTERMEDIARY), OR FOR ERRORS, MISTAKES OR

OMISSIONS THEREIN OR FOR ANY DELAYS OR INTERRUPTIONS IN THE OPERATION OF THE LICENSED SYSTEM FROM WHATEVER CAUSE, EXCEPT TO THE EXTENT OF SUCH PARTY'S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR BAD FAITH.

         14. OTHER EXCLUSIONS. UNDER NO CIRCUMSTANCES ARISING FROM THIS AGREEMENT OR THE STN AGREEMENT OR ANY OTHER AGREEMENT BETWEEN BISYS AND THE PROVIDER OF THE LICENSED SYSTEM SHALL BISYS OR STN (OR ANY OF THEIR AFFILIATES PROVIDING SOFTWARE OR SERVICES UNDER THIS AGREEMENT) OR ANY THIRD PARTY PROVIDER (EXCLUDING INTERMEDIARIES) BE LIABLE TO COMPANY OR ANY OTHER PERSON FOR TRADING LOSSES, INACCURATE DISTRIBUTIONS, LOST REVENUES, LOST PROFITS, LOSS OF BUSINESS, OR ANY OTHER LOSSES RESULTING FROM BISYS' USE OF THE LICENSED SYSTEM OR ANY OTHER SERVICES PROVIDED HEREUNDER, INCLUDING THE DATA TRANSMITTED ON THE LICENSED SYSTEM AND THE DATA AND SERVICES PROVIDED BY THIRD PARTY PROVIDERS, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING WITHOUT LIMITATION, NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE AND WHETHER OR NOT FORESEEABLE, EVEN IF BISYS, STN AND THEIR AFFILIATES AND THE THIRD PARTY PROVIDERS OR OTHER THIRD PARTIES HAVE BEEN ADVISED OR WERE AWARE OF THE POSSIBILITY OF SUCH LOSS OR DAMAGES. COMPANY'S USE OF THE LICENSED SYSTEM AND ANY OTHER SERVICES PROVIDED UNDER THIS AGREEMENT SHALL NOT BE DEEMED LEGAL, TAX OR INVESTMENT ADVICE.

         15. OTHER LIMITATIONS.

              (a) The warranties made by BISYS in this Agreement, and the obligations of BISYS under this Agreement, run only to the Company and not to any third person, including any customers or affiliates of the Company. Except for those terms and conditions that specifically apply to Third Party Providers (excluding Intermediaries), under no circumstances shall any Person other than STN be considered a third party beneficiary of this Agreement or otherwise entitled to any rights or remedies under this Agreement. The Company shall have no rights or remedies against BISYS or STN except as specifically provided in this Agreement. No action or claim of any type relating to this Agreement may be brought or made by the Company more than one (1) year after the Company first has knowledge of the basis for the action or claim.

              (b) Except to the extent resulting from BISYS' gross negligence, bad faith, or willful misconduct in the performance of its obligations hereunder, neither BISYS nor STN shall be responsible or liable to the Company or any Person for any message transmitted or received through the Licensed System.

         16. CONFIDENTIAL INFORMATION. All Confidential Information of one party ("Disclosing Party") in the possession of the other ("Receiving Party"), whether or not authorized, shall be held in strict confidence, using at least the same standard of care as it uses to protect its own confidential information and the Receiving Party shall take all steps reasonably necessary to preserve the confidentiality thereof. One party's Confidential Information shall not be used or disclosed by the other party for any purpose except as necessary to implement or perform this Agreement, or except as required by law or judicial process, provided that the other party is given a reasonable opportunity to obtain a protective order. The Receiving Party shall limit its use of and access to the Disclosing Party's Confidential Information to only those of its employees, agents or representatives whose responsibilities require such use or access. The Receiving Party shall advise all such employees, agents and representatives before they receive access to or possession of any of the Disclosing Party's Confidential Information, of the confidential nature of the Confidential Information and require them to abide by the terms of this Agreement. The Receiving Party shall be liable for any breach of this Agreement by any of its employees, agents or representatives or any other Person who obtains access to or possession of any of the Disclosing Party's Confidential Information from or through the Receiving Party. For the purpose of this Agreement, each of BISYS and the Company acknowledges that the Shareholder Data provided by the Company and the Fund Data is considered Confidential Information of the Company and its customers and clients (as appropriate), that Shareholder Data provided by Intermediaries is considered Confidential Information of the Intermediaries and their customers and clients and may also be the Confidential Information of the Company and its customers and clients, and each of BISYS and the Company shall maintain the confidentiality of such information in accordance with the terms of this Agreement and all applicable laws, regulations and rules. Upon the termination or expiration of this Agreement, or sooner upon request of the Disclosing Party to the extent that the Confidential Information is no longer required by the Receiving Party in order to perform its obligations hereunder, any Confidential Information (and any Copy thereof) of the Disclosing Party shall be returned to Disclosing Party by the Receiving Party, or at the option of the Disclosing Party, shall be destroyed by the Receiving Party and shall be certified in writing by the Receiving Party to have been destroyed; provided, however, that this requirement shall not apply to the Shareholder Data or Fund Data in the possession of BISYS or the Company (whether in the form of reports generated by the Licensed System or otherwise), it being understood that BISYS and the Company shall be permitted to retain such Shareholder Data, Fund Data and reports, subject to the continuing obligation of confidentiality.

         17. PRIVACY. Each of BISYS and the Company hereby acknowledges that each of them, Intermediaries, STN and their respective customers may be subject to various privacy laws and regulations, including the Gramm-Leach-Bliley Act of 1999 (15 U.S.C. Section 6801 et seq), the Fair and Accurate Credit Transaction Act of 2003, the California Online Privacy Protection Act of 2003, the European Data Protection Directive (95/46/EC), the Data Protection Act 1998, the Personal Information Protection and Electronic Documents Act, and any rules or regulations promulgated under any of the foregoing or any similar laws (including Securities and Exchange Commission Regulation S-P) and that each of the Company and BISYS are required to obtain certain undertakings from the other with regard to the privacy, use, protection and destruction of nonpublic personal financial information of the Company, BISYS and the Shareholders.

Therefore, notwithstanding anything to the contrary contained in this Agreement,
(1)BISYS agrees that it shall not disclose or use any Client Data (as defined below) except to the extent necessary to carry out its obligations under this Agreement (including such authorized disclosures to STN ) and for no other purpose, (2) the Company agrees that it shall not disclose or use Client Data except to the extent necessary to comply with the Rule (and for no other purpose), including such necessary disclosures to its auditors and legal representatives, and (3) BISYS and the Company each agrees that it shall maintain, and shall require all third parties approved above to maintain, effective information security measures to protect Client Data from unauthorized disclosure or use, and it shall provide the other with information regarding such security measures upon the reasonable request of the other and promptly provide the other with information regarding any failure of such security measures or any security breach related to Client Data. In addition to the foregoing, STN has advised BISYS that STN has adopted written policies and procedures that address administrative, technical and physical safeguards for the protection of Client Data. For the purposes of this Agreement, Client Data means the nonpublic personal information (as defined in 15 U.S.C. Section 6809(4)) of the Company and its customers, BISYS and its customers, Intermediaries and their customers and the Shareholders received by STN in connection with this Agreement and the STN Agreement.

         18. PROPRIETARY ITEMS AND OWNERSHIP RIGHTS. The Proprietary Items are trade secrets and proprietary property of STN, or a Third Party Provider, having great commercial value to such Party. All Proprietary Items provided to the Company under this Agreement are being provided on a strictly confidential and limited use basis. The Company shall not, directly or indirectly, communicate, publish, display, loan, give or otherwise disclose any Proprietary Item to any Person, or permit any Person to have access to or possession of any Proprietary Item. Title to all Proprietary Items and all related patent, copyright, trademark, service mark, trade secret, intellectual property and other ownership rights shall remain exclusively with STN (or the Third Party Provider, as applicable), even with respect to such items that were created by STN or a Third Party Provider specifically for or on behalf of BISYS or the Company. This Agreement is not an agreement of sale, and no title, patent, copyright, trademark, service mark, trade secret, intellectual property or other ownership rights to any Proprietary Items are transferred to the Company by virtue of this Agreement. All copies of Proprietary Items in the possession of User shall remain the exclusive property of STN or Third Party Provider (as appropriate) and shall be deemed to be on loan to the Company during the term of this Agreement. The Company shall not represent to any person or entity that it has any ownership rights or ownership interests in the Licensed System.

         19. BREACH OF THIRD PARTY PROVIDER TERMS AND CONDITIONS. Neither BISYS nor STN shall be responsible or liable to the Company or any Person for any breach of the terms, conditions and procedures of a Third Party Provider arising out of the Company's use or dissemination of any services provided by the Third Party Providers.

         20. LIMITATION ON LIABILITY DUE TO HARDWARE. UNDER NO CIRCUMSTANCE ARISING FROM THIS AGREEMENT THE STN AGREEMENT OR ANY OTHER AGREEMENT BETWEEN BISYS AND A PROVIDER OF THE LICENSED SYSTEM SHALL BISYS OR STN BE LIABLE TO COMPANY OR ANY OTHER PERSON FOR ANY LOSS OF PROFITS, LOSS OF USE, OR FOR ANY DAMAGE SUFFERED OR COSTS AND EXPENSES INCURRED BY USER OR ANY PERSON, OF ANY NATURE OR FROM ANY CAUSE WHATSOEVER, WHETHER DIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL, ARISING OUT OF OR RELATED TO COMPUTER HARDWARE INSTALLED AT COMPANY'S LOCATION; PROVIDED THAT TO THE EXTENT SUCH HARDWARE WAS PROVIDED UNDER ANOTHER AGREEMENT BETWEEN STN AND COMPANY, THE TERMS OF THAT AGREEMENT SHALL APPLY TO STN'S RESPONSIBILITY AND LIABILITY FOR SUCH HARDWARE.

         21. ENFORCEMENT. Each party acknowledges that the restrictions in this Agreement are reasonable and necessary to protect the other's legitimate business interests. Each party acknowledges that any breach of any of the provisions of Sections 16-21 of this Schedule 3 shall result in irreparable injury to the other for which money damages could not adequately compensate. If there is a breach, then the injured party shall be entitled, in addition to all other rights and remedies which it may have at law or in equity, to have a decree of specific performance or an injunction issued by any competent court, requiring the breach to be cured or enjoining all Persons involved from continuing the breach. The existence of any claim or cause of action that a party or any other Person may have against the other shall not constitute a defense or bar to the enforcement of any of the provisions of Sections 16-21 of this Schedule 3.

         22. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS PROVIDED, HOWEVER, THAT THE TERMS OF ANY APPLICABLE LAW NOW OR HEREAFTER ENACTED THAT IS BASED ON OR SIMILAR TO THE UNIFORM COMPUTER INFORMATION TRANSACTIONS ACT DRAFTED BY THE NATIONAL CONFERENCE OF COMMISSIONERS ON UNIFORM STATE LAWS SHALL NOT APPLY.

         23. THIRD PARTY BENEFICIARY RIGHTS. STN is hereby designated as a third party beneficiary of this Agreement for purposes of enforcing the confidentiality, intellectual property, and limitation of liability obligations of the Company as provided in this Agreement

         24. NO RESPONSIBILITY TO FIX BUGS. The Company acknowledges that BISYS is not responsible for, nor does it warrant the integrity or fitness for a particular purpose of, nor can it fix errors or defects in, the Licensed System and BISYS' only obligation with respect to the Licensed System is to inform the third party of any bug or deficiency in the Licensed System, of which BISYS is aware or is made aware.

         25. NO RESPONSIBILITY TO VERIFY DATA. The Company acknowledges that BISYS' ability to monitor trades and to provide the Services (including, without limitation, the ability to provide documentation and back-up for results obtained through the use of the Licensed System) is dependant upon (i) timely delivery of accurate data by Intermediaries to the Licensed System and (ii) continued availability of such data on the Licensed System. The Company acknowledges that Intermediaries may supplement, modify, remove or discontinue providing data, or discontinue the availability of such data on the Licensed System, in which event BISYS may be limited in its ability to monitor the trades or to provide the Services with respect to such data. BISYS shall have no liability in this regard and shall have no obligation to monitor trades to the extent that data is not available on the Licensed System. BISYS shall have no responsibility for data provided by Intermediaries or for the supplementation, modification, removal or discontinuance of the provision or availability of such data. BISYS has no responsibility for the accuracy or adequacy of Company Documents, Company Policies or any data received from Intermediaries or for the results or output received from using the Licensed System. Neither BISYS nor the provider of the Licensed System shall have any responsibility or obligation associated with verifying and/or confirming information entered on the Licensed System.

         26. REPRESENTATION AS TO NO INFRINGEMENT. The Company represents that the Database Material does not infringe upon any patent, copyright, trade secret or other proprietary right of any person or entity.

         27. CONSENT TO TERMS AND CONDITIONS OF THIRD PARTY PROVIDERS. The Company acknowledges that in connection with the provision of the Services, BISYS may be asked by Third Party Providers to agree to certain terms and conditions and the imposition of certain fees. The Company hereby agrees that it will promptly (and in any event not later than five (5) business days from request) respond to any request made by BISYS with respect to whether the Company will consent to the terms, conditions and fees being imposed. Failure to promptly respond shall be deemed acceptance. The Company understands that any failure to consent to such terms, conditions and fees may result in the failure to receive information from Intermediaries. The Company agrees to be bound by any such terms and conditions and to reimburse BISYS for any fees imposed, and additionally agrees to be bound, without any notice or rights of consent, by any terms and conditions, and to reimburse BISYS for any fees that are standard in the industry and accepted industry-wide.

         28. AVAILABILITY OF LICENSED SYSTEM. The Company acknowledges that the Licensed System may not be ready by the effective date of the Rule, and that once the Licensed System has been implemented and ready for use, it may not be available at all times. The Company acknowledges that BISYS shall have no liability if the Licensed System is not implemented or operational by the effective date of the Rule and that BISYS shall be exempt from any responsibility or liability with respect to the trade monitoring services during and with respect to any period that the Licensed System is unavailable.

         29. BISYS shall perform the trade monitoring services during normal business hours only.

         30. TAXES. The Company shall pay any taxes of any jurisdiction that are imposed upon it or BISYS' use of the Licensed System or other third party software or services or as otherwise imposed in connection with BISYS' provision of the Services, excluding only taxes based upon BISYS' net income.

         31. INDEMNIFICATION. (a) The Company shall indemnify and hold harmless BISYS and its affiliates, agent, subcontractors and any third party providers of the Licensed System or other services or software, and each of their officers, directors, employees, agents and licensors (collectively, the "BISYS Indemnified Parties") from and against any and all liabilities, damages, awards, settlements, losses, claims and expenses, including, without limitation, reasonable attorneys' fees and expenses (including, without limitation, in-house counsel expenses) and costs of investigation (collectively, "Damages") resulting from or arising out of:

              (i) the Company's breach of any term or provision of this Agreement;

              (ii) The Company's breach of the warranty set forth in Section 7 of this Schedule 3;

              (iii) BISYS' provision of the Services;

              (iv) BISYS' use of the Licensed System and/or any information transmitted through the Licensed System;

              (v) any obligation of BISYS to indemnify any Third Party Provider;

              (vi) (a) the application of the results obtained through the use of the Licensed System, (b) any unintended or unforeseen results obtained from the use of the Licensed System, or (c) any action taken or omitted to be taken based on (1) information transmitted through the Licensed System or by an Intermediary, or (2) results or output processed on the Licensed System;

              (vii) any lawsuit brought by the Company or its shareholders against the provider of the Licensed System arising out of, relating to, or resulting from, whether directly or indirectly, the provision of the Services by BISYS;

              (viii) any lawsuit brought by a shareholder of the Company against BISYS;

              (ix) any breach of a Shareholder Information Agreement or other terms or conditions of an Intermediary;

              (x) any inaccuracy or error in the Company Documents, Company Policies, shareholder data or data received from Intermediaries; or

              (xi) any worms, viruses, Trojan horses, cancelbots or other devices that disrupt, disable, harm or otherwise impede in any manner the operation of the Licensed System or BISYS' or STN's associated software, firmware, hardware or network.

         (b) The BISYS Indemnified Parties shall promptly notify the Company in writing of any such claim, action or proceeding (but the failure to do so shall not relieve the Company of any liability hereunder, except to the extent that the Company has been prejudiced therefrom). The Company shall reimburse the BISYS Indemnified Parties for all expenses, as and when incurred, as a result of any such claim, action or proceeding. The Company, in defending any such claim, action or proceeding, except with the written consent of the BISYS Indemnified Parties, shall not consent to entry of any judgment or enter into any settlement which (i) does not include, as an unconditional term, the grant by the claimant to the BISYS Indemnified Parties of a release of all liabilities (and does not impose any responsibility or obligation upon the BISYS Indemnified Parties) in respect of such claim, action or proceeding, or (ii) otherwise adversely affects the rights of the BISYS Indemnified Parties.

         32. OPEN NEGOTIATIONS. BISYS AND THE COMPANY HAVE FREELY AND OPENLY NEGOTIATED THIS AGREEMENT INCLUDING THE PRICING WITH THE KNOWLEDGE THAT THE LIABILITY OF THE PARTIES IS TO BE LIMITED IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT.

         33. SHAREHOLDER INFORMATION AGREEMENTS. BISYS shall be neither responsible nor liable to the Company or any person for any breach of a Shareholder Information Agreement or any terms, conditions or procedures of an Intermediary to which the Company is bound.

         34. NO THIRD PARTY BENEFICIARY RIGHTS TO STN AGREEMENT. The Company acknowledges that it has no contractual rights to sue the provider of the Licensed System and that the Company is not a third-party beneficiary to the STN Agreement or any other agreement with the provider of the Licensed System.

         35. FORCE MAJEURE. Except for the Company's payment obligations, neither party shall be liable for, nor shall either party be considered in breach of this Agreement due to any failure to perform its obligations under this Agreement as a result of a cause reasonably beyond its control, including any act of God or a public enemy, act or terrorism, act of any military, civil or regulatory authority, change in any law or regulation, fire, flood, earthquake, storm or other like event, disruption or outage of communications (including the Internet or other networked environment), power or other utility, labor problem, unavailability or supplies, or any other cause, whether similar or dissimilar to any of the foregoing, which could not have been prevented by the non-performing party with reasonable care.

         36. CONFIDENTIALITY OF REPORTS. The Company acknowledges and agrees that the format of the reports provided by BISYS to the Company in connection with the Services may be confidential and proprietary to the provider of the Licensed System and/or BISYS, and that the transaction data contained therein may be confidential and proprietary to Intermediaries. The Company hereby agrees to treat such reports and information therein as confidential, shall hold such information in strict confidence using at least the same degree of care it uses to protect its own confidential information, and shall not use or disclose such information except for purposes of complying with the Rule. The Company shall limit its use of and access to such information to only those of its employees, agents and representatives whose responsibilities require such use and access, shall advise all of such employees, agents and representatives of the confidential nature of the information and the restrictions imposed by this Agreement, and shall require them to abide with such restrictions. The Company shall be responsible for any breach by its employees, agent or representatives.

         37. INTERPRETATION. This Schedule 3 supplements and modifies the terms of the Primary Agreement. To the extent there is a conflict between the terms of the Primary Agreement and this Schedule 3, this Schedule 3 shall control.